Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Hooper Holmes, Inc.:

We consent to incorporation by reference in the registration statement on Form S-1 of Hooper Holmes, Inc. of our report dated March 30, 2016, with respect to the consolidated balance sheet of Hooper Holmes, Inc. and subsidiaries as of December 31, 2015, and the related consolidated statements of operations, stockholders’ equity and cash flows for the year ended December 31, 2015, and the related consolidated financial statement schedule, which report appears in the December 31, 2016 annual report on Form 10-K of Hooper Holmes, Inc. and to the reference to our firm under the heading “Experts” in the prospectus.
Our report dated March 30, 2016 contains an explanatory paragraph that states that the Company has suffered recurring losses from operations, negative cash flows from operations and other related liquidity concerns, which raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements and financial statement schedule do not include any adjustments that might result from the outcome of that uncertainty.

/s/ KPMG LLP

Kansas City, MO
December 20, 2017